U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    March 16, 2010

PRIVATE MEDIA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-25067	87-0365673
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

537 Stevenson Street, San Francisco, California 94103

(Address of U.S. principal executive offices)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

U.S. (415) 575-9700, Europe 34-93-620-8090

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 16, 2010, Private Media Group, Inc. (the “Company”) received a Staff Determination Letter from The NASDAQ Stock Market stating that the Company has failed to regain compliance with the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”) and, therefore, that its common stock is subject to delisting from The NASDAQ Global Market.

As previously reported, on September 15, 2009, the Company received a letter from the NASDAQ Stock Market advising that it was not in compliance with the Minimum Bid Price Rule, and providing a grace period of 180 days, until March 15, 2010, to regain compliance with the Minimum Bid Price Rule for at least 10 consecutive trading days before the common stock would be subject to delisting procedures. As of March 11, 2010, the Company had not regained compliance with the Minimum Bid Price Rule, and accordingly it effected a one-for-three reverse split of its common stock effective March 12, 2010, which was intended to increase the per share trading price to satisfy the Minimum Bid Price Rule. Since March 12, 2010, when the reverse stock split was effected, the closing bid price of the common stock has exceeded $1.00 every trading day. The Company expects to be in compliance with the Minimum Bid Price Rule when the common stock has maintained a closing bid price of at least $1.00 for 10 consecutive trading days. However, we cannot assure you that we will be able to comply with the Minimum Bid Price Rule or other applicable listing NASDAQ requirements. The Company has requested a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination and hopes to be in compliance with the Minimum Bid Price Rule prior to the hearing date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIVATE MEDIA GROUP, INC. (Registrant)

Date:	March 22, 2010	/S/ JOHAN GILLBORG
Johan Gillborg, Chief Financial Officer

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